Appendix 4 - 17j-1 Code of Ethics

Terms not defined herein will have the meanings set forth in the Compliance Manual Supplement.

I.	Introduction

The Board has adopted this Code of Ethics (the “Code”) pursuant to Rule 17j-1 under the 1940 Act, which requires the Registered Fund to address personal securities transactions and conduct that may create conflicts of interest, establish reporting requirements, and create enforcement procedures.

II.	Code of Conduct

Officers, Trustees, and other persons involved with the Registered Fund are required to act with integrity and good faith, particularly when their personal interests may conflict with interests of the Registered Fund and/or its respective shareholders. Potential conflicts of interests include circumstances where officers, Trustees and certain other persons:

•	Know about the Registered Fund’s present or future portfolio transactions; or

•	Have the power to influence the Registered Fund’s portfolio transactions; and

•	Engage in securities transactions in their personal account(s).

In addition to Rule 17j-1 regulatory reporting requirements, the Code requires that an Access Person (as defined below) may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Registered Fund (as defined below):

A.	Employ any device, scheme or artifice to defraud the Registered Fund;

B.

Make any untrue statement of a material fact to the Registered Fund or omit to state a material fact necessary in order to make the statements made to the Registered Fund, in light of the circumstances under which they are made, not misleading;

C.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Registered Fund; or

D.	Engage in any manipulative practice with respect to the Registered Fund.

Ill.	General Definitions

A.	Access Person means:

(i)

Any Advisory Person of the Registered Fund or of EVANSTON. Because EVANSTON’s primary business is advising the Registered Fund and other advisory clients, all of EVANSTON’s directors, officers, and general partners are presumed to be the Registered Fund’s Access Persons; however, because Non-Evanston Managers (as defined below) will have no investment authority over EVANSTON clients and no involvement in EVANSTON’s or the Registered Fund’s day-to-day operations, such Non-Evanston Managers will be deemed not to be “Access Persons.” All of the Registered Fund’s directors, officers, and general partners are presumed to be the Registered Fund’s Access Persons.

(ii)

Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Registered Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Registered Fund regarding the purchase or sale of Covered Securities.

B.	Advisory Person of the Registered Fund or of EVANSTON means:

(i)

Any director, officer, general partner or employee of the Registered Fund or EVANSTON (or of any company in a control relationship (“control” having the meaning set forth in Section 2(a)(9) of the 1940 Act) to the Registered Fund or EVANSTON) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Registered Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)

Any natural person in a control relationship (“control” having the meaning set forth in Section 2(a)(9) of the 1940 Act) to the Registered Fund or EVANSTON who obtains information concerning recommendations made to the Registered Fund with regard to the purchase or sale of Covered Securities by the Registered Fund.

C.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D.	Board means the Board of Trustees of the Registered Fund.

E.	Covered Security means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end investment companies registered under the 1940 Act.

F.

Immediate Family Member means an immediate family member of a person, including any relative by blood or marriage either living in the same household or financially dependent on such person, children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law and children-in-law, as well as adoptive relationships that meet the above criteria.

G.	Independent Trustee means a Trustee who is not an “interested person” of the Registered Fund within the meaning of Section 2(1)(19) of the 1940 Act.

I.	Purchase or Sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

J.	Security Held or to be Acquired by a Registered Fund means:

(i)	Any Covered Security which, within the most recent 15 days:

(A)	Is or has been held by the Registered Fund; or

(B)	Is being or has been considered by the Registered Fund or EVANSTON for purchase by the Registered Fund; and

(ii)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above.

K.	Trustee means a member of the Board.

L.	Beneficial Ownership means:

For purposes of Rule 17j-1 and this Code, beneficial ownership is interpreted in the same manner as it would be under Exchange Act Rule 16a-1(a)(2) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

M.

Non-Evanston Managers means each member of EVANSTON’s Board of Managers other than David L. Wagner, Adam B. Blitz, and any other person that is elected to serve as a manager on EVANSTON’s Board of Managers that is also an EVANSTON officer or employee.

N.	The term Non-Reportable Security means the following:

(i)	Direct obligations of the Government of the United States

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

(iii)	Shares issued by money market funds.

(iv)	Shares in open-end investment companies, other than Reportable Funds (as described below) or exchange-traded funds.

(v)	Shares issued by unit investment trusts, other than exchange-traded funds, that are invested exclusively in one or more registered funds, none of which are Reportable Funds.

O.	Reportable Fund means

(i)

Any investment company registered under the 1940 Act, for which EVANSTON serves as an investment adviser (including as a sub-adviser), including the Registered Fund, as defined in Section 2(a)(20) of the 1940 Act (i.e., EVANSTON has been approved by the investment company’s board of directors to serve in such capacity); or

(ii)

Any investment company registered under the 1940 Act, whose investment adviser or principal underwriter controls EVANSTON, is controlled by EVANSTON, or is under common control with EVANSTON. For purposes of this Section, control has the same meaning as it does in Section 2(a)(9) of the 1940 Act.

IV.	Required Reporting for Access Persons

Subject to the exceptions described in Section D below, EVANSTON’s Access Persons are required to make the following filings:

A.	Initial Holdings Reports

No later than 10 days after becoming an Access Person (other than the Independent Trustees), the following information (which will be current as of a date no more than 45 days before the person became an Access Person), will be provided:

i.

The title, number of shares and principal amount of each Covered Security (other than any Non-Reportable Security) in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

ii.

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

iii.	The date that the report is submitted by the Access Person.

B.	Quarterly Transactions Reports (“QTR”)

No later than thirty days after each calendar quarter-end, all Access Persons, other than Independent Trustees, must provide the CCO with the following information for all transactions during such quarter in a Covered Security, other than a “Non-Reportable Security,” in which they have any direct or indirect beneficial interest:

i.	the transaction date;

ii.	the exchange ticker symbol or CUSIP, or the name or title of the security or financial instrument, and the interest rate and maturity date (if applicable);

iii.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iv.	the number of shares or principal amount;

v.	the price at which the transaction was effected;

vi.	the name of the broker, dealer, bank or other party with or through which the transaction was effected; and

vii.	the date that the Access Person submitted the report.

In addition, if the Access Person established any account that held any Covered Securities during the quarter for the Access Person’s direct or indirect benefit, the report must provide:

(1)	The name of the broker, dealer or bank with whom the Access Person established the account; and

(2)	The date the account was established.

An Access Person need not submit a QTR for transactions he or she effected pursuant to an Automatic Investment Plan, as defined in Section III above.

C.	Annual Holdings Reports (“AHR”)

Not later than 45 days after December 31, all Access Persons, other than Independent Trustees, must provide to the Reporting Officer (as defined below) a year-end account statement with the following information for any Covered Security other than a Non-Reportable Security in which the individual has any direct or indirect beneficial ownership.

i.

The title, number of shares and principal amount of each Covered Security (other than a Non-Reportable Security) in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

ii.

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

iii.	The date that the report is submitted by the Access Person.

D.	Exceptions from Reporting Requirements

(i) An Access Person does not need to submit a report under Section IV of the Code for transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.

(ii) An Access Person need not make duplicate reports of this section of the Code to the extent the information reported to EVANSTON under EVANSTON’s code of ethics would duplicate information required to be recorded under this Code.

Any report required under this section of the Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

V.	Pre-Clearance Requirements on Personal Trading Transactions

All Access Persons must pre-clear any Initial Public Offering, Limited Offering, and Private Placement purchase by submitting the request directly to the Reporting Officer. The Reporting Officer will consider whether the investment opportunity is one that should have been reserved for the Registered Fund and whether the opportunity is being offered by virtue of the individual’s position with the Registered Fund.

(i) “Initial Public Offering” is a securities offering registered under the 1933 Act, the issuer of which, immediately before the registration was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(ii) The terms “Limited Offering” or “Private Placement” refer to an offering of securities that is exempt from registration under the Securities Act pursuant to Section 4(a)(2), which provides an exemption for transactions by an issuer not involving any public offering, or Section 4(a)(5), which involve offers or sales by an issuer solely to one or more accredited investors, or pursuant to Rule 504, Rule 505, or Rule 506 of Regulation D, which allow offerings for a limited dollar amount and/or to a limited number of investors.

VI.	Administration of Code of Ethics

EVANSTON and the principal underwriter, as applicable under Rule 17j-1, must use reasonable diligence and institute procedures reasonably necessary to prevent violations of their respective codes of ethics, and will include procedures for appropriate management or compliance personnel to review these reports. EVANSTON is required to maintain separate codes of ethics that are designed to comply with Rule 17j-1 requirements.

EVANSTON and the principal underwriter, as applicable under Rule 17j-1, to which reports are required to be made under this Code must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

Annually, EVANSTON and the principal underwriter, as applicable under the Rule 17j-1, must furnish to the Board a written report that:

(A) Describes any material issues arising under EVANSTON’s or the principal underwriter’s code of ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(B) Certifies to the Registered Fund that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VII.	Reporting Requirements Applicable to Independent Trustees

While Independent Trustees are not subject to the foregoing reporting requirements, they are required to report any transaction in a Covered Security, other than one that is a Non-Reportable Security, undertaken by the Independent Trustee or any Immediate Family Member, if the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that, during a 15-day period immediately preceding or after the transaction date, (i) the Registered Fund purchased or sold such security, or (ii) the Registered Fund or EVANSTON was considering the purchase or sale of such security (such transaction a “Covered Transaction”).

(i) Reporting Requirements

Any Independent Trustee that is required to report a Covered Transaction will, no later than 30 days after the calendar quarter-end in which it occurred, submit to the Reporting Officer a report containing the information required by Section IV.B herein about the transaction and any account in which the transacted securities were held.

VIII.	Interrelationship with other Codes of Ethics

A	General Principle: Overlapping Responsibilities.

A person who is both a Registered Fund Access Person and an EVANSTON access person is only required to report under and otherwise comply with EVANSTON’s code of ethics, provided such code has been adopted pursuant to and in compliance with Rule 17j-1 (“Eligible Code”). Such report will satisfy any reporting obligations under this Code. These access persons, however, remain subject to the principles and prohibitions in Section II of this Code.

B	Procedures.

EVANSTON and the Registered Fund’s principal underwriter (as applicable under Rule 17j-1) each must:

1.	Submit to the Board a copy of its code of ethics adopted pursuant to or in compliance with Rule 17j-1;

2.	Promptly furnish to the Registered Fund, upon request, copies of any reports made under its code of ethics by any person who is also covered by the Registered Fund’s Code; and

3.	Promptly report to the Registered Fund in writing any material amendments to its code of ethics, along with the annual certification described under Section VI above.

IX.	Review and Enforcement of the Code

A.	Appointment of a Reporting Officer.

The CCO or Chief Legal Officer will serve as or appoint a review officer (“Reporting Officer”) to perform the following duties.

B.	The Reporting Officer’s Duties and Responsibilities.

1.

The Reporting Officer will notify each person who becomes an Access Person and who is required to report under this Code of their reporting requirements no later than 10 days before the first quarter that he or she is required to submit a quarterly transaction report.

2.

The Reporting Officer will, on a quarterly basis, compare all reported personal securities transactions with the Registered Fund’s portfolio transactions completed during the period to determine whether a Code violation may have occurred. Before determining that a person has violated the Code, the Reporting Officer must give the person a reasonable opportunity to supply explanatory material.

3.

If the Reporting Officer finds that a material Code violation has occurred, or believes that a material Code violation may have occurred, the Reporting Officer must submit a written report regarding the possible violation to the CCO, together with any explanatory material provided by the person who violated or may have violated the Code. The CCO will determine whether the person materially violated the Code.

4.	No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

5.

The Reporting Officer will submit his or her own reports, as may be required pursuant to this Code or another Eligible Code, to an alternate reporting officer who will fulfill the Reporting Officer’s duties with respect to the Reporting Officer’s reports.

6.

The Reporting Officer will create a written report detailing any approvals granted to Access Persons for the acquisition of securities offered in connection with an IPO, Limited Offering or Private Placement. The report must include the rationale supporting any decision to approve such an acquisition.

C.	Resolution; Sanctions.

If the CCO determines that a person materially violated the Code pursuant to Section IX.B.3 above, the CCO will determine a resolution of the situation and impose any sanctions that the CCO deems appropriate. The CCO will submit a report of the violation, including a description of the resolution, to the Board at the next regularly scheduled Board meeting unless, in the CCO’s sole discretion, circumstances warrant an earlier report.

Adopted: February 12, 2014 and as Revised March 30, 2016